                                                                       EXHIBIT 5

                                    CONTRACT

                                     BETWEEN

                      ADAM WHOLESALERS OF CINCINNATI, INC.

                  UNITED BROTHERHOOD OF CARPENTERS AND JOINERS

                              OF AMERICA, AFL-CIO,

                          LOCAL UNION 415, INDUSTRIAL,

                       OHIO CARPENTERS INDUSTRIAL COUNCIL

                    GREAT LAKES REGIONAL INDUSTRIAL COUNCIL









                                                               November 21, 1995

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

ARTICLE I. RECOGNITION ...............................................   1

ARTICLE II. PURPOSE ..................................................   1

ARTICLE III. MANAGEMENT RIGHTS .......................................   1

ARTICLE IV. UNION ACTIVITY ...........................................   2

ARTICLE V. HOURS OF EMPLOYMENT .......................................   2

ARTICLE VI. UNION RIGHTS TO ACCESS TO PLANT ..........................   2

ARTICLE VII. HOLIDAYS - FUNERAL DAYS - PERSONAL DAYS - JURY DUTY .....   3

ARTICLE VIII. VACATIONS ..............................................   5

ARTICLE IX. LEAVE OF ABSENCE .........................................   6

ARTICLE X. SENIORITY .................................................   6

ARTICLE XI. GRIEVANCE PROCEDURE ......................................   9

ARTICLE XII. NO STRIKES, NO LOCKOUTS .................................  10

ARTICLE XIII. UNION STEWARD AND SHOP COMMITTEE .......................  11

ARTICLE XIV. CONFORMITY TO LAW .......................................  11

ARTICLE XV. BULLETIN BOARDS ..........................................  12

ARTICLE XVI. UNION SHOP ..............................................  12

ARTICLE XVII. SENIORITY OF UNION STEWARD .............................  12

ARTICLE XVIII. CALL IN WORK ..........................................  12

ARTICLE XIX. WAGES ...................................................  13

ARTICLE XX. INSURANCE BENEFITS .......................................  14

ARTICLE XXI. HEALTH & WELFARE ........................................  14

ARTICLE XXII. PENSION PLAN ...........................................  15

ARTICLE XXIII. MANAGEMENT AND SHOP COMMITTEES ........................  16

ARTICLE XXIV. CHECK-OFF ..............................................  16

ARTICLE XXV. UNION LABEL .............................................  16

ARTICLE XXVI. CLASSIFICATION OF EMPLOYEES ............................  17

ARTICLE XXVII. EQUAL EMPLOYMENT OPPORTUNITY ..........................  17

ARTICLE XXVIII. DURATION .............................................  17

                                    AGREEMENT

      This Agreement made and entered into this 21st day of November 1995 by and between Adam Wholesalers of Cincinnati, Inc., their successors or assigns, (hereinafter known as the Company), and the United Brotherhood of Carpenters and Joiners of America, AFL-CIO, Local Union No. 415, Industrial, Great Lakes Regional Industrial Council (hereinafter known as the Union).

                             ARTICLE I. RECOGNITION

Section 1. The Company recognizes the Union as the sole and exclusive bargaining agent concerning wages, rates of pay, hours of employment and other conditions of employment of all production and maintenance employees, excluding the supervisory, guards, and such other employees as those terms are defined in the Labor Management Relations Act of 1947 as amended.

                               ARTICLE II. PURPOSE

Section 1. The purpose of this Agreement is to provide terms and conditions of employment of the employees covered by this Agreement and to promote harmonious relations between the Company and its employees and means for settlement of any disputes which may arise between them.

                         ARTICLE III. MANAGEMENT RIGHTS

Section 1. Except as specifically limited or specifically restricted by the terms of this Agreement, the Company retains all traditional rights of management, including, but not limited to, the management of the business and the direction of its working force, including, but not limited to, the right to hire, transfer, assign and/or change work assignments to make special work assignments, promote, suspend, discipline for just cause, discharge for just cause, establish reasonable rules and regulations governing the attendance, conduct, performance or ability of employees to perform their work, establish safety and health standards and mechanisms to ensure compliance with those standards, (including a reasonable drug and alcohol testing and reasonable discipline policy), relieve employees due to lack of work or for other legitimate reasons, maintain discipline and efficiency of all employees, to determine bonuses, if any, for employees.

Section 2. It is further agreed that the Company shall be the exclusive judge of, and have final decision in, all matters pertaining to the products or fabrications to be designed, manufactured, acquired, produced, installed, repaired, or warehoused; the location of or re1ocation of all plants or operations or relocation of, additions to and remodeling of same; the methods, means and processes of designing, producing, acquiring, manufacturing, repairing, installing or warehousing all products or fabrica-tions; the location of the place of work for employees; production schedules; number of employees and specific employees assigned to a particular operation; the materials to be used of handled, purchased or made; any change of existing methods or facilities; the control and the regulation of all equipment and property of the Company.

                           ARTICLE IV. UNION ACTIVITY

Section 1. The Union agrees that neither it nor any employee represented by it will conduct any Union activity on the Company premises or time without prior approval of the Company.

                         ARTICLE V. HOURS OF EMPLOYMENT

Section 1. Eight (8) hours shall constitute a day's work; such work to be performed between 7:00 AM and 5:30 PM, Monday through Friday. However, the Company reserves the right to schedule a regular eight hours' work between 10:00 AM and 9:00 PM with 72 hours notice to the employees. This does not guarantee an employee eight (8) hours work on any day when business conditions do not warrant it. The Company will not schedule any shift of less than four (4) hours.

Section 2. All work performed in excess of eight (8) hours in any day and all work performed outside of hours specified in Section 1 be deemed overtime and shall be paid for at the rate of time and one-half (1 1/2) the employee's regular rate of pay. The overtime rate shall apply only to hours worked in excess of forty (40) when the employee has any absence in the regularly scheduled work week.

Vacation, holidays, personal days, or any other paid hours as provided for in this contract shall be considered as time worked in computing the total number of hours worked in any week.

Section 3. All work performed on Sundays, that is after 12:00 Midnight Saturday until regular starting time Monday morning, shall be two (2) times the regular employee's rate of pay.

                   ARTICLE VI. UNION RIGHTS TO ACCESS TO PLANT

Section 1. Duly authorized representatives of the Union may have access to the Company's plant at reasonable times during working hours for legitimate Union purposes and upon prior notification to the Company at its plant office.

        ARTICLE VII. HOLIDAYS - FUNERAL DAYS - PERSONAL DAYS - JURY DUTY

        HOLIDAYS

Section 1. The following days shall be deemed paid holidays:

          1.   New Year's Day           5.   Thanksgiving Day
          2.   Memorial Day             6.   Day after Thanksgiving
          3.   Fourth of July           7.   Christmas Eve
          4.   Labor Day                8.   Christmas Day
                                        9.   Employee's Birthday
                                             (Note: Employee to
                                             notify management in
                                             work week previous to
                                             birthday.)

Section 2. If an employee is required to work on any of the above named holidays, he shall be paid his regular established straight time rate of pay for such work; in addition, he shall receive the eight (8) hours of holiday pay above provided. In the event such holiday should fall on a premium time day, the employee shall be paid premium time for hours worked, plus eight (8) hours for the holiday.

Section 3. Unworked holiday time is to be considered as "time worked" solely for the purpose of computing work hours in such work week as to which overtime rate of pay is applicable.

Section 4. No work shall be required of any employee by the Company on Labor Day, except for protection of life and property.

Section 5. All employees covered by this Agreement shall receive holiday pay for all holidays which occur within a medical or disability leave of absence for a period not to exceed three (3) months, or the length of service, whichever is less.

Service 6. In the event a holiday falls on Saturday, the holiday shall be celebrated the preceding Friday. In that event, the employee shall be paid at the end of shift Thursday. In the event the holiday falls on Sunday, the holiday shall be celebrated on the following Monday. The only exception to the above shall be set by the Federal Monday Holiday Act.

Section 7. To qualify for holiday pay, the employee shall work the full scheduled day preceding and the full scheduled day following the holiday or the day celebrated as such, unless the employee was unable to so work the full scheduled workday before and/or the full scheduled workday after such holiday on account of sickness, injury, or circumstances beyond the control of the employee. The Company shall have the right to require the employee to submit reasonable proof of inability to work due to sickness, injury, or circumstances beyond the control of the employee.

FUNERAL DAYS

Section 1. The Company sympathizes with any employee who suffers a death in his family. In the event an employee suffers a death in his immediate family as defined hereafter, the Company shall grant the employee up to three (3) regularly scheduled work days off (not to exceed a total of six (6) days for any employee during any one calendar year), with eight hours (8) pay at employee's regular straight time rate of pay for each of the days, to attend the funeral. Funeral leave terminates the day of the funeral or the day following if extensive travel is required.

Section 2. By the term "Immediate Family" shall be defined as:

     1.   Employee's Current Spouse          7.   Parent-In-Law
     2.   Child                              8.   Step-Parent
     3.   Parent                             9.   Step-Child
     4.   Brother                           10.   Step-Brother
     5.   Sister                            11.   Step-Sister
     6.   Grandparent                       12.   Grandchild

The employee must attend the funeral in order to be eligible for said days off with pay. Following the death of someone in the employee's immediate family, the employee shall notify the employer of the occurrence of such death, the date of the funeral, and the location of the funeral. Upon his return to work, verification of death may be requested by the Company.

PERSONAL OR SICK DAYS

Section 1. The employer shall be required to pay three (3) personal or sick days per contract year per employee for each employee covered by this Agreement. The pay per day shall be eight (8) hours pay at the employee's regular hourly classification rate of pay. Personal or sick days may be accumulated for the contract year and paid for. Any unused days shall be paid employee on each contract year.

Section 2. New employees accrue no personal or sick days for the first year of employment. After the first anniversary of employment, three (3) days are available for use at the employee's discretion.

Section 3. EMPLOYEES SHALL TAKE EARNED PERSONAL DAYS AS DESIRED BY THE EMPLOYEES. ANY EMPLOYEE WANTING TO USE AN EARNED PERSONAL DAY SHALL EITHER ARRANGE WITH MANAGEMENT IN ADVANCE TO TAKE THE PERSONAL DAY OR NOTIFY MANAGEMENT NOT LATER THAN 8:15 A.M. OF THE DAY THAT THE EMPLOYEE WANTS TO USE AS A PERSONAL DAY.

JURY DUTY

Section 1. Any employee who is required to serve on a jury shall notify management as much in advance of the date he is to report as possible. Such an employee will be paid the difference between the amount received for jury service and eight (8) hours pay at his basic classification rate for each day he is required to serve that he would otherwise have been scheduled to work for a period not to exceed eight (8) calendar weeks per year, except in unusual circumstances. The employee, to be eligible for this payment, shall provide a statement from the Court showing the dates served and the payment received. An employee serving jury duty and then released on or before 12:01 PM shall report to work to complete the regular hours of work.

                             ARTICLE VIII. VACATIONS

Section 1. Employees shall be granted vacations in accord with the following schedule. All hours to be paid at the employee's regular hourly rate of pay.

      1 Year Seniority (Employment) -- Forty (40) Hours
      3 Years Seniority (Employment) -- Eighty (80) Hours
      15 Years Seniority (Employment) -- One Hundred Twenty (120) Hours
      20 Years Seniority (Employment) -- One Hundred Sixty (160) Hours
                                         (Not applicable to employees hired
                                         since November 22, 1985)

      A.    Vacations to be scheduled as follows:
            April 1 thru September 30              October 1 thru March 31

            4 Weeks           2                                2
            3 Weeks           1                                2
            2 Weeks           1                                1
            1 Week            -                                1

      B. Those employees of the Company, who formerly worked at Dor-Win, Inc. shall have Dor-Win, Inc. seniority added to their present and future seniority with Adam Wholesalers of Cincinnati, Inc. This added seniority shall apply toward vacation seniority only.

      C.    NEW EMPLOYEES (Employees hired since November 22, 1985)

            1 Year Seniority (Employment) -- Forty (40) Hours
            3 Years Seniority (Employment) -- Eighty (80) Hours
            15 Years Seniority (Employment) -- One Hundred Twenty (120) Hours

      D.    Vacations to be scheduled as follows:
            April 1 thru September 30              October 1 thru March 31
            3 Weeks          1                                  2
            2 Weeks          1                                  1
            1 Week           -                                  1

Section 2. Employee shall be eligible for earned vacation upon anniversary date with the Company. Vacation shall be taken at such time and in such rotation so as not to interfere with the Company's normal operation. Employee's vacation period, whenever possible, shall be granted to the employee who has the greatest length of seniority with the Company. Further seniority shall govern as to the period for employee's vacation.

Section 3. IF THE EMPLOYEE REQUESTS THE PAY AND PROVIDES TIMELY NOTICE TO THE COMPANY, THE EMPLOYEE'S VACATION PAY SHALL BE PAID TO THE EMPLOYEE ON THE PAYDAY IMMEDIATELY BEFORE THE WEEK(S) OF VACATION. WHEN AN EMPLOYEE WANTS TO USE ANY EARNED VACATION DAY(S), THE EMPLOYEE SHALL GIVE AT LEAST TWENTY-FOUR (24) HOURS' NOTICE TO THE COMPANY, WHICH CAN REASONABLY LIMIT, IN ORDER TO MAINTAIN NORMAL OPERATIONS, THE NUMBER TAKING VACATION ON ANY GIVEN DAY(S) TO ONE EMPLOYEE IN EACH CLASSIFICATION. SENIORITY SHALL CONTROL WHEN TWO (2) OR MORE EMPLOYEES IN THE SAME CLASSIFICATION WANT TO TAKE VACATION AT THE SAME TIME.

Section 4. Should an employee be required to work after vacation has been approved, he shall receive his vacation pay plus one and one-half (1 1/2) times his regular rate of pay for work performed except that when employee desires to work in lieu of vacation, he must make such request in writing to the Company and if granted, shall receive earned vacation pay plus regular hourly rate for work performed. In the event an employee does not file a written request or has not had his vacation approved then canceled by the Company, the employee will be entitled to any unused vacation pay, to be paid at the end of each calendar year.

Section 5. When an employee is separated for any reason except just cause, he shall receive his accrued vacation pay and one twelfth (1/12th) for each month of earned vacation period in accordance with the schedule in Section 1. Vacation shall not accrue during lay-off or leave of absence, including disability or medical leave, for the purpose of this Section.

                          ARTICLE IX. LEAVE OF ABSENCE

Section 1. Employees may be granted leaves of absence without effect on their seniority for good and legitimate reasons. Such leaves of absence must be made a matter of record.

                              ARTICLE X. SENIORITY

Section 1. Seniority of employees shall commence with the date of last hiring, however, no employee shall acquire any seniority rights for the first ninety
(90) calendar days of employment, but if employed for more than ninety (90) calendar days, seniority shall date back to the date of hiring. Employees for the first ninety (90) calendar days of employment shall be considered Probationary Employees and the Company shall, during such ninety (90) calendar days of employment, be entitled to terminate the employment of such employees without regard to seniority status at the Company's discretion. A Seniority List, revised at least every three (3) months, will be posted by the Company on the bulletin board. The grievance procedure shall not be applied to a Probationary Employee nor shall it be used to his benefit.

Section 1a. The Company shall have the right to employ student workers at a rate not less than $1.00 per hour below the stated starting wage. The Company agrees that at no time will such student employees exceed one student per each five (5) employees or major fraction thereof. The maximum length of employment of a student worker shall be 960 hours in any one year. The student worker shall be required, as a condition of continued employment, to obtain a permit from the Union after ninety (90) calendar days of employment. Student workers shall have the same status as a Probationary Employee.

Section 1b. The Company shall have the right to employ temporary workers. The Company agrees that at no time will the number of such temporary workers exceed one temporary worker for each five employees or major fraction thereof. The maximum length of employment of a temporary worker shall be 960 hours during any one calendar year. The temporary workers shall be required, as a condition of continued employment, to obtain a permit from the Union after sixty (60) calendar days of continuous employment. Temporary workers shall have the same status as a Probationary Employee.

Section 2. When the Company deems that a second shift becomes necessary all regular employees of the Company, who have the seniority and ability, shall bid on these said shift jobs before any new employees or probationary period employees are permitted to be awarded the same jobs.

Section 3. In the event of a decrease in the working force due to lack of work, employees having no seniority shall be the first to be laid off and thereafter employees shall be laid off in the inverse order of their seniority, provided the employees having the greater seniority are qualified, in the opinion of the Company, to do work available in a reasonable workman-like manner. In the event of an increase of working force, employees laid off and having seniority status with the Company shall be called back in order of their respective seniority and shall be entitled to be recalled to work before new employees without any seniority status are employed, provided the employees having such seniority status are qualified, in the opinion of the Company, to perform the available work in a reasonable workman-like manner.

Section 4. Any claimed abuse of the discretion of the Company in making the above mentioned determination shall be a proper subject for grievance procedures and any deviation from application of seniority in lay-off or recall to work shall be first explained by the Company to the Union Shop Committee.

Section 5. Seniority status of an employee shall be terminated in the event of lay-off after eighteen (18) months, or length of employment, whichever is less, or in the event that an employee quits or is discharged for just cause and the discharge is not reversed through grievance procedures, or in the event the employee on lay-off is recalled to work and fails to report for work within eight (8) days after mailing of a certified letter notifying the employee to report for work.

Section 6. It is the obligation of the employee to keep the Company informed at all times of his correct address for receipt of notice, and a notice to an employee on lay-off to return to work shall be sufficient if delivered by telegram or deposited by certified mail in the United States mail addressed to such employee at his last known address as shown on the books of the Company.

Section 7. THE EMPLOYER AND THE UNION AGREE TO COMPLY WITH THE REQUIREMENTS OF THE UNIFORMED SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT AND THE FAMILY AND MEDICAL LEAVE ACT AS THOSE LAWS MAY IMPACT THE SENIORITY STATUS AND REEMPLOYMENT RIGHTS OF EMPLOYEES TAKING LEAVES UNDER THOSE FEDERAL LAWS.

Section 8. PROMOTIONS, NEW JOB OPENINGS, AND TRANSFERRING SHALL BE AWARDED ACCORDING TO PLANT SENIORITY AND PROVEN ABILITY IN THE OPINION OF THE COMPANY. TO ENABLE EMPLOYEES TO BE CROSS-TRAINED AND TO DEMONSTRATE ABILITY TO PERFORM DUTIES THAT THEY ARE INTERESTED IN PERFORMING ON A REGULAR BASIS, THE COMPANY WILL MAINTAIN IN THE WAREHOUSE OFFICE A LIST FOR EMPLOYEES TO SIGN THEIR NAMES AND STATE THE DUTIES THAT THEY EITHER WANT TO LEARN TO PERFORM OR TO DEMONSTRATE THEIR ABILITY TO PERFORM, AND THE COMPANY WILL MAKE A REASONABLE GOOD-FAITH EFFORT TO USE SUCH EMPLOYEES IN COVERING EXISTING POSITIONS AND IN DEVELOPING SKILLS OF SUCH EMPLOYEES TO USE NEW TECHNOLOGY THAT MAY BE INTRODUCED BY THE COMPANY. WHEN MORE THAN ONE EMPLOYEE WANTS PARTICULAR CROSSTRAINING, THE EMPLOYER, IN SELECTING THE EMPLOYEE(S), SHALL GIVE DUE CONSIDERATION TO EMPLOYEES' LENGTH OF SERVICE, WORK HISTORY,

EDUCATION, PRIOR TRAINING, ATTENDANCE, AND AVAILABILITY, AND TO THE NEEDS OF THE EMPLOYER. ANY CLAIMED ABUSE OF THE DISCRETION OF THE COMPANY IN MAKING THIS DETERMINATION SHALL BE A PROPER SUBJECT FOR THE GRIEVANCE PROCEDURE.

Section 9. When a job opening or vacancy occurs, or an employee quits, and the Company elects to fill the vacancy, a notice shall be posted immediately on the plant bulletin board and the employees desiring the job shall express their desire by signing the notice and the job shall be awarded according to plant seniority and proven ability in the opinion of the Company. Any claimed abuse of the discretion of the Company in making this determination shall be a proper subject for the Grievance Procedure. Jobs shall be awarded to the employees within five (5) working days from date of acceptance of bids for said jobs. This determination shall be posted within one working day after an employee has been awarded the posted job.

Section 10. Overtime shall be given to employees in the classification that is working overtime. In the event no employees are available in classification, overtime shall be according to plant seniority and ability.

Section 11. No unreasonable amount of overtime shall be performed while any employees are on lay-off status.

Section 12. When employees with seniority status are on lay-off status, student workers, temporary workers, and supervisors will not be used to perform any type of work normally done by bargaining unit employees except if the Company needs immediate workers and has made a reasonable effort to contact all employees who are on lay-off status but cannot fill the need, the Company can use student workers, temporary workers, supervisors, or any combination thereof, to perform such work.

                         ARTICLE XI. GRIEVANCE PROCEDURE

Section 1. A grievance is defined as any dispute concerning the interpretation of application of this Agreement. All grievances between the Union or any employees and the Employer shall be handled in the following manner:

      Step One: Any employee having a grievance shall first present it to his immediate foreman, and if not resolved, after first receiving said foreman's permission shall then present it to the immediate shift steward who shall then present it to the immediate foreman in the presence of the aggrieved employee and they shall make every reasonable effort to effect a satisfactory settlement.

      The above actions must take place within three (3) working days of the occurrence of the alleged grievance.

      Step Two: If the grievance remains unsettled from Step One, within three (3) working days, it shall be reduced to writing on a grievance form provided by the Union, signed by the aggrieved and the immediate shift steward and presented to the Plant Superintendent. The grievance form shall state:

           1. Date of alleged grievance.
           2. Facts of alleged grievance.
           3. Witnesses, if any.
           4. Article and Section of Agreement alleged to have been violated.
           5. Requested remedy.

      After making every reasonable effort to settle the grievance with the immediate shift steward, aggrieved and/or witness; the Plant Superintendent shall, within three (3) working days, reply in writing to the grievance with his decision and reasons.

      Step Three: In the event no settlement is reached in Step Two of the grievance procedure, the grievance shall be taken up by an Employer official and one or more Business Agents of the Industrial Council, (plus aggrieved and/or witness if mutually agreed upon). This meeting shall take place within five (5) working days of Step Two decision, and/or time mutually agreed on.

      Step Four: IF NO SETTLEMENT OF THE GRIEVANCE IS REACHED AT THE STEP THREE MEETING, THE EMPLOYER SHALL GIVE ITS WRITTEN ANSWER TO THE GRIEVANCE WITHIN TEN (10) WORKING DAYS AFTER THE STEP THREE MEETING. IF THE UNION WANTS TO SUBMIT THE MATTER TO ARBITRATION, THE UNION MUST GIVE WRITTEN NOTICE TO THE EMPLOYER WITHIN THIRTY-ONE (31) CALENDAR DAYS AFTER RECEIVING THE EMPLOYER'S WRITTEN ANSWER TO THE STEP THREE MEETING.

      THE EMPLOYER AND THE UNION SHALL ENDEAVOR TO AGREE UPON AN ARBITRATOR. IF THEY ARE UNABLE TO AGREE UPON AN ARBITRATOR WITHIN SEVEN (7) CALENDAR DAYS AFTER THE UNION REQUESTS ARBITRATION, THE REPRESENTATIVES OF THE EMPLOYER AND THE UNION SHALL ALTERNATELY REMOVE NAMES FROM THE PERMANENT PANEL UNTIL ONE NAME REMAINS. THE ARBITRATORS AGREED UPON BY THE UNION AND THE EMPLOYER TO SERVE ON THE PERMANENT PANEL DURING THE TERM OF THIS AGREEMENT ARE BARBARA W. DOERING, ALVIN L. GOLDMAN , JONAS
      B. KATZ, FRANK A. KEENAN, AND JOHN J. MURPHY, WHO ARE QUALIFIED

      IMPARTIAL ARBITRATORS APPROVED AND LISTED BY THE FEDERAL
      MEDIATION AND CONCILIATION SERVICE.

      It shall be the function of the arbitrator to make a decision in a case of alleged violation of a specific Article and Section of this Agreement. He shall have no power to add to, subtract from, disregard, alter, or modify any of the terms of this Agreement.

      The decision of the arbitrator shall be final and binding of the Company, Union and any employee or employees involved.

      The fees and expenses of the Arbitrator shall be shared equally by the Company and the Union. All other expenses shall be borne by the party incurring them and neither party shall be responsible for expenses of witnesses called by the other.

Section 2. Grievances must be taken up promptly, and no grievance will be considered or discussed which is presented in Step One later than three (3) working days after it has occurred. Any grievance not processed from Step to Step within the time limits therein prescribed shall be deemed settled on the basis of the Employer's and/or Union's last answer.

                      ARTICLE XII. NO STRIKES, NO LOCKOUTS

Section 1. There shall be no strikes, slowdowns, lockouts or other work stoppages by the Company or the Union or employees represented by the Union during the term of this Agreement. The Company agrees that the Union shall not be responsible for any unauthorized strikes, slowdowns, or work stoppages by the employees represented by it, provided that the Union uses its best efforts to terminate any such occurrence, and publicly states that such strike is unauthorized and uses its best efforts in good faith to obtain the termination of any such unauthorized action by employees, and it is mutually agreed that any employee proven participant in such unauthorized action shall be subject to immediate dismissal by the Company and such dismissal shall not constitute a grievance under the terms of this Agreement.

                 ARTICLE XIII. UNION STEWARD AND SHOP COMMITTEE

Section 1. It is agreed that the Union may designate one (1) employee to act as Steward for the administration of this Agreement on behalf of the employees represented by the Union.

Section 2. It is agreed that the Union may designate a Shop Committee consisting of not more than three (3) in number of the employees covered by this Agreement for the administration of this Agreement on behalf of the employees represented by the Union provided, however, that the representatives of the Union shall also have the right to administer this Agreement.

Section 3. The employee designated by the Union as Shop Steward for the Union shall receive fifteen cents (15 (cents)) per hour more than his regular rate, commencing November 9, 1970, it being the understanding by the parties that there shall be only one Shop Steward designated by the Union for employees covered by this Agreement.

Section 4. There shall be a Steward for committeeman in the plant during all working hours who shall be responsible for the interest of the employees.

Section 5. If the Company deems a second shift necessary for Company operation, the Union shall then be allowed one more Committeeman should no Committeeman or Steward referred to in Section 1 and 2 of this Article be working on said shift.

                         ARTICLE XIV. CONFORMITY TO LAW

Section 1. It is agreed that this Agreement shall be considered amended so as to comply with all applicable governmental laws, rules, and regulations now or hereafter in effect during the term of this Agreement.

                           ARTICLE XV. BULLETIN BOARDS

Section 1. The Company agrees to provide one (1) bulletin board located at or near the time clock for use by the Union for notice to the employees of Union activities. Material to be posted by the Union on such bulletin board must be approved by the Company and the Union Representative.

                             ARTICLE XVI. UNION SHOP

Section 1. The Company agrees that, as a condition of employment, all employees in the Bargaining Unit represented by the Union herein, shall be subject to the limitations and conditions specified in the National Labor Relations Act, as amended, and the Labor Management Act of 1947, as amended, and in particular
Section 8 (a) 3 thereof, become and remain members of the Union within sixty
(60) calendar days after the execution date of this Agreement or within sixty
(60) days after date of hire, whichever time is later, provided, however, that no employee shall be discriminated against with respect to employment by the Company, if the Company has reason to believe that membership in the Union was denied such employee for any reason other than the failure of such employee to pay or tender payment of periodic dues, assessments and initiation fees uniformly required as a condition of membership in such Union. The Company agrees to notify the Union of the names and dates of hiring of new employees.

                    ARTICLE XVII. SENIORITY OF UNION STEWARD

Section 1. The employee designated as Steward by the Union shall, during his term of office, be placed at the head of the seniority list and shall hold seniority over all other employees during such time provided the Steward has the proven ability to perform the work required in the opinion of the Company.

                           ARTICLE XVIII. CALL IN WORK

Section 1. Each employee reporting for work at his designated work starting time shall receive four (4) hours work or pay in lieu thereof as minimum pay for such workday unless such employee is notified by the Company not to report for work at least eight (8) hours before the employee's scheduled work starting time, or unless in case of emergency or breakdown or casualty interruption of Company's business beyond the control of the Company. This does not apply to men who, on their own, leave after starting time.

                               ARTICLE XIX. WAGES

Section 1. There shall be a starting rate of not less than Six Dollars and Fifty Cents ($6.50) per hour for all new employees. After a probationary period of ninety (90) calendar days, each new employee shall receive an increase in pay of not less than fifty cents (50 (cents)) per hour. Thereafter, all new employees shall receive an increase of twenty cents (2O (cents)) per hour on the Monday next following each of February 22, May 22 and August 22, and shall receive the same increase as all other employees are entitled to receive under this Agreement on November 22. All new employees shall be a full scale no later than three (3) years from their date of hire.

Section 2. Classifications

               EFFECTIVE       EFFECTIVE        EFFECTIVE       EFFECTIVE
               11/22/95        11/22/96         11/22/97        11/22/98
               --------        --------         --------        --------

Millmen        $11.77          $12.13           $12.49          $12.85

Receiving &
Shipping       $11.77          $12.13           $12.49          $12.85
Clerk

Truck Driver   $11.77          $12.13           $12.49          $12.85

Section 3. A thirty (30) minute unpaid lunch break shall be granted each employee of the Company. The exact time for such lunch period to be designated by the Company in its discretion as reasonably close to the middle of such shift hours as the Company determines practicable without adversely affecting production and operating efficiency. The Company shall post the lunch schedule.

Section 4. The Company agrees to provide a ten (10) minute rest period during regular morning shift hours and a ten (10) minute rest period during the regular afternoon shift hours, the exact times for such rest periods to be designated by the Company in its discretion as reasonably close to the middle of such shift hours as the Company determines practicable without adversely affecting production and operating efficiency.

Section 5. The Company shall continue to provide the current lunchroom facilities for the employees. It shall be a mutual responsibility, both Company and employee, to maintain the room in a sanitary manner.

Section 6. The Company shall provide coffee at two times each day, before the regular scheduled starting time and at the scheduled lunch break. There shall be no eating or drinking in the warehouse or at the work-stations at any time other than before the work day begins, at the lunch break, or at the scheduled 10 minute breaks.

                         ARTICLE XX. INSURANCE BENEFITS

Section 1. The employer agrees to pay and bear the cost and expense for each employee covered by this Agreement at least the insurance benefits listed below. The Company shall make application immediately upon the execution hereof and the insurance coverage at the expense of the Company shall become effective when the policies are issued.

                                       A.

Section 1. Life insurance of at least thirteen thousand five hundred dollars ($13,500.00) per each employee; reduced to one thousand dollars ($1,000.00) at age seventy (70). Effective January 1, 1993, the amount of life insurance will be raised to twice the employee's gross earnings at the Company during the prior calendar year as shown by the W-2 form. For eligible new employees, the amount of the life insurance will be twice the employee's current hourly rate times 2080 hours.

Section 2. Accidental Death and Dismemberment of at least thirteen thousand five hundred dollars ($13,500.00), eliminated at age seventy (70) or retirement, whichever occurs first. Coverage shall be twenty-four (24) hours a day and shall apply if death or dismemberment occurs within ninety (90) days of the accident and is a direct result of said accident.

SECTION 3. Weekly Indemnity:           1st day accident
                                       8th day of illness up to
                                       27 weeks.

           Non-Occupational:           at least $175.00 per week

           Occupational:               at least $125.00 per week

SECTION 4. Long-term disability benefits shall be provided as described in the Adam Flex Benefits program, with the Company-provided program benefits starting after an employee is unable to work for 180 consecutive days and with the plan paying benefits of 60% of the employee's regular earnings, provided that the amount is reduced by any Social Security, workers' compensation, or other payments which the employee may receive.

                          ARTICLE XXI. HEALTH & WELFARE


SECTION 1. Effective January 1, 1993, employees shall be offered the opportunity to select among the health-care options in the Adam Flex Benefits program. The Company agrees to bear the expense of comprehensive medical care coverage for the individual employee participating in Gold Seal I, Gold Seal II or Gold Seal III programs. Eligibility, deductibles, co-insurances, credits, options and benefits shall be as described in the Adam Flex Benefits program.

SECTION 2. Married employees and formerly-married employees with dependent children may participate in the family plan options under the Adam Flex Benefits program effective January 1, 1993, with family coverage under Gold Seal I, Gold Seal II and Gold Seal III available at no cost to the employee during 1993. In 1994 and 1995, a participating employee electing Gold Seal I shall bear any costs established for all other family plan participants in Gold Seal I, but family coverages shall be available in 1994 and 1995 under Gold Seal II and Gold Seal III programs at no cost to the employee. Eligibility, deductibles, co-insurances, credits, options and benefits shall be as described in the Adam Flex Benefits program.

SECTION 2a. The Company further agrees to waive all waiting periods on pre-existing conditions, including maternity, for employees enrolled on November 22, 1988.

Section 3. When an employee ceases to be actively engaged in work by reason of sickness or injury of any kind, or by reason of lay-off due to lack of work, the Employer shall continue those policies as specified in Sections 1 and 2 for a period of three (3) months of service, whichever is less, after the month in which said employee shall cease to be engaged in work for the Employer for reasons aforementioned.

Section 4. It is agreed by the Union that the employees' health and welfare herein above listed may be brokered out to others than the carrier herein mentioned, but all coverage shall be exactly the same as above better the existing coverage.

                           ARTICLE XXII. PENSION PLAN

Section 1. All employees shall be covered in the Pension Plan known as Pension Plan No. 002 between Local Union No. 415 and Adam Wholesalers of Cincinnati, Inc.

Section 2. The Pension Plan administration, copy of Plan, etc., shall be the sole responsibility of the Employer.

Section 3. The Company agrees to pay the full cost of a Pension Plan for the benefit of all employees covered by this Agreement. Said Pension Plan to take effect November 9, 1979 and General Provisions outlined Exhibit A of this Agreement.

Section 4. In addition to the Pension Plan described in this Article of Incorporation provide effective January 1, 1993 a 401(k) program which shall be the same program offered to all management and salaried employees of the Company.

                  ARTICLE XXIII. MANAGEMENT AND SHOP COMMITTEES

Section 1. A Safety Committee consisting of two (2) employees designated by the Union and two (2) salaried managers chosen by the Company shall meet on Company premises on working time for one (1) hour in the morning of the first or second Friday of each month to address safety and sanitation issues and to make recommendations to the Company for developing, implementing and enforcing safety procedures and practices, Safety and sanitation problems can be presented anonymously in writing to the Safety Committee by any employee.

                             ARTICLE XXIV. CHECK-OFF

Section 1. Check-off authorization: It is understood and agreed between the Employer and the Union that the Employer will deduct current Local No. 415 monthly dues, Initiation Fees, Fines and Assessments and the Carpenters Industrial Council dues from the paycheck of all employees who have signed proper legal authorization forms for such deductions and who are covered by this Agreement. Monthly local union dues (payable in advance) will be deducted on the first full pay period of the current month, after check-off authorization cards are received by the Company. The Ohio Carpenters Industrial Council dues will also then be deducted in the first full pay period for hours actually worked in the preceding month (exclusive of overtime). The local's monthly dues shall be remitted to the Financial Secretary-Treasurer of the Local Union. The Ohio Carpenters Industrial Council dues shall be remitted to the Secretary-Treasurer of the Ohio Carpenters Industrial Council.

Section 2. Indemnification of Company: The Union will indemnify the Company against any liability arising out of such deductions based upon the authorizations and lists furnished by the Union.

                            ARTICLE XXV. UNION LABEL

Section 1. It is hereby understood and agreed by the Employer and the Union that an application shall be made for the Union Label to the First General Vice President of the United Brotherhood of Carpenters and Joiners of America. If the application is approved, and the Union Label is issued by the United Brotherhood of Carpenters and Joiners of America to be placed upon the Employer's products, it is understood and agreed that the Label shall remain in the property of the United Brotherhood of Carpenters and Joiners of America, and shall be at all times in the possession of a member of the United Brotherhood of Carpenters and Joiners of America; and that said Union Label shall at no time be used in any manner that will be detrimental to the interest and welfare of the members of the United Brotherhood. Use of said Label may be withdrawn from the mill, shop, factory, or manufacturing establishment of the Employer at any time at the discretion of the International Union.

                    ARTICLE XXVI. CLASSIFICATION OF EMPLOYEES

Section 1. Article XIX, Section 2 of this Agreement lists three (3) classifications for employees. A list of all present employees and their respective classifications shall be made a part of this contract. List shall be known as Exhibit B. Exhibit B shall be shown on the last page of this contract.

                   ARTICLE XXVII. EQUAL EMPLOYMENT OPPORTUNITY

Section 1. Neither the Company nor the Union shall discriminate against any applicant or employee because of race, color, sex, religion, national origin, disability, or age (if 18 or older).

Section 2. The use of any words of the masculine gender (he, his, him, etc.) in this Agreement is intended to apply equally to all employees and other persons, male and female alike.

                            ARTICLE XXVIII. DURATION

This Agreement shall become effective on the 22nd day of November 1995 and shall remain in effect through the 21st day of November 1999 and thereafter shall automatically renew for periods of one (1) year unless sixty (60) days prior to the 21st day of November 1999, or any anniversary date thereafter, one of the parties gives written notice to the other party of a desire to terminate Agreement and negotiate a new Agreement.

COMPANY:                                 UNION:
ADAM WHOLESALERS OF
CINCINNATI, INC.

/s/ Robert A. Mathes, Jr.                /s/ Gary Crist
-------------------------------          -------------------------------
Robert A. Mathes, Jr.                    Gary Crist
                                         Business Agent, Great Lakes
                                         Regional Industrial Council

WITNESS:                                 NEGOTIATING COMMITTEE

/s/ Tracy Ritze                          /s/ Terry Lovell
-------------------------------          -------------------------------
Tracy Ritze                              Terry Lovell, Steward

                                         /s/ Donald Merz
                                         -------------------------------
                                         Don Merz

                                         /s/ John Barnes
                                         -------------------------------
                                         John Barnes

                                    EXHIBIT A

                            OUTLINE OF PROVISIONS OF
                      ADAM WHOLESALERS OF CINCINNATI, INC.
                   LOCAL UNION NO. 415 INDUSTRIAL PENSION PLAN

EFFECTIVE: November 9, 1979

ELIGIBILITY REQUIREMENTS:

      All regular full-time Union employees of the Company.

NORMAL RETIREMENT:

      Normal retirement shall mean the date on which a participant shall have attained age 65 and earned a minimum of 10 years of service. Years of service shall include time with the Company or time with Thurner Enterprises. However, consideration of time with Thurner Enterprises shall apply only to those employees active at the Company on or before November 10, 1982.

NORMAL RETIREMENT BENEFITS:

      EFFECTIVE NOVEMBER 22, 1995, THE BASE SHALL BE TWELVE DOLLARS ($12.00).

NORMAL RETIREMENT DATE:

      The first day of the calendar month in which the participant's SIXTY-FIFTH
(65TH) birthday occurs.

DISABILITY RETIREMENT ELIGIBILITY:

      At any age and ten (10) years of seniority or service mentioned above. (Must be eligible for Disability Benefits under Social Security Act).

VESTING:

      Participants with five (5) years or more credited service will be one hundred percent (100%) vested in their accrued benefits.

JOINT ANNUITY FOR BENEFIT OF SURVIVING SPOUSE:

      Participants will have the option to elect, prior to retirement, to receive a reduced benefit which will be paid during the lifetime of the participant and then continue to be paid during the lifetime of the participant's surviving spouse. The amount of the reduced benefits and the conditions of the election of this option will be in accordance with the provisions of ERISA.

TRUSTEE:

      All assets of the Pension Plan will be held in Trust by a national bank or by an insurance company. The Company will administer the plan on a day-to-day basis, but the Trustee or insurance company will hold an account for the funds and will make payment of all benefits, etc.

OTHER PROVISIONS:

      All provisions of the Plan will meet the requirements of ERISA. Amendments to the Plan will be made from time to time as may be required to continue to meet the requirements of ERISA. No changes will be made to the Plan during the term of this Agreement, NOVEMBER 22, 1995 THROUGH NOVEMBER 21, 1999, which adversely affect any participant, except any such change which is mandatory under applicable law.